For Immediate Release

Bristow Group Completes Purchase of Minority Interest in Cougar Helicopters and Related Assets

  The Canadian Transportation Agency approved Bristow Group’s purchase of a minority equity interest in Cougar Helicopters of Canada on September 13, 2012
  An interim $225 million, 364-day term loan facility designed to finance this transaction was completed on October 1, 2012

HOUSTON, October 4, 2012 – Bristow Group Inc. (NYSE: BRS), the leading provider of helicopter services to the worldwide offshore energy industry, and Cougar Helicopters Inc., the largest offshore energy and search and rescue (SAR) helicopter service provider in Canada (“Cougar”), jointly announced today the closing of Bristow’s previously announced minority interest investment by Bristow in Cougar and the purchase by Bristow from Cougar’s parent VIH Aviation Group Ltd. (“VIHAG”) and various VIHAG affiliates of certain aircraft and other assets used by Cougar in its operations.

The transaction was approved by the Canadian Transportation Agency on September 13, 2012. Bristow funded the asset purchase and minority interest investment in Cougar from cash on hand and the proceeds of a new interim $225 million, 364-day term loan facility, which was completed on October 1, 2012. Bristow expects to repay this term loan from a combination of cash on hand, proceeds from future financings and cash flow from operations.

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated.  Through its subsidiaries, affiliates and joint ventures, Bristow has major transportation operations in the U.S. Gulf of Mexico and the North Sea, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Nigeria, Russia and Trinidad.  For more information, visit Bristow’s website at www.bristowgroup.com.

ABOUT VIH AVIATION GROUP LTD.

VIH Aviation Group Ltd. is the parent company of a privately held group of aviation businesses providing general aviation services in Canada since 1955 and internationally since 1986.  For more information, visit VIHAG’s website at www.vih.com and Cougar’s website at www.cougar.ca.

FORWARD LOOKING STATEMENT

Statements contained in this news release that state Bristow's or management's intentions, expectations or predictions of the future are forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in Bristow's SEC filings, including but not limited to Bristow's Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.  Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

Bristow Investor Contact:

Linda McNeill

Phone:  (713) 267-7622

E-mail:  linda.mcneill@bristowgroup.com

Bristow Media Contact:

Stacie Fairchild

Phone:  (713) 267-7607

E-mail:  stacie.fairchild@bristowgroup.com

Cougar Investor & Media Contact:

Candace Moakler

Phone:  (709) 758-4041

E-mail:  cmoakler@cougar.ca

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